EXHIBIT 10.2
November 26, 2025
Philippe Krakowsky
Via Email
Re:    Change of Control Payments
Philippe:
Reference is herein made to (i) that certain Agreement and Plan of Merger, dated as of December 8, 2024, by and among Omnicom Group Inc. (the “Company”), EXT Subsidiary Inc., and The Interpublic Group of Companies, Inc. (“IPG”) (as amended, supplemented, modified or restated from time to time, the “Merger Agreement”), (ii) the Schedule of Employment Terms attached as Schedule 1.6(b) of the Merger Agreement (the “Term Sheet”), (iii) the Employment Agreement, dated as of January 1, 2021, by and between you and IPG (the “IPG Employment Agreement”), (iv) the Employment Agreement, dated on or around the date hereof, by and between you and the Company (the “OMC Employment Agreement”) and (v) the Executive Change in Control Agreement, dated as of May 27, 2010 (as amended), by and between you and IPG (the “COC Agreement”).

This letter agreement (this “Agreement”) sets forth certain payments and benefits you will be entitled to receive in connection with the Closing (as defined in the Merger Agreement), subject to the occurrence of the Closing. For the avoidance of doubt, this Agreement shall only become effective on the Closing Date (as defined in the Merger Agreement) and in the event the Closing does not occur for any reason (or the Merger Agreement is terminated for any reason), this Agreement shall be of no force or effect.

Accelerated Payments
In connection with the Closing, the Company shall make or provide, or cause one of its direct or indirect subsidiaries to make or provide, the following payments and benefits to you (subject to the occurrence of the Closing):
Cash Severance (Base Salary Component): You shall receive a cash payment, within 10 days following the Closing Date, in an amount equal to $3,262,500, less applicable taxes and deductions. The amount described in this paragraph represents the excess of (1) $3,750,000, which is the amount that would have been payable to you under Section 2.1(a) of the COC Agreement upon a Qualifying Termination (as defined in the COC Agreement) less (2) $487,500, which is the portion of the amount described in clause (1) that the Company and you have determined cannot be accelerated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the portion described in this clause (2), the “Post-Closing Salary Severance Amount”).
Cash Severance (Bonus Component): You shall receive a cash payment, within 10 days following the Closing Date, in an amount equal to $4,500,000, less applicable taxes and deductions. The amount described in this paragraph represents the excess of (1) $7,500,000, which is the amount that would have been payable to you under Section 2.1(b) of the COC Agreement upon a Qualifying Termination, less (2) $3,000,000, which is the portion of the amount described in clause (1) that the Company and you have determined cannot be accelerated under Section 409A of the Code (the portion described in this clause (2), the “Post-Closing Bonus Severance Amount”).

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Cash Severance (Benefits Component): You shall receive a cash payment, within 10 days following the Closing Date, in an amount equal to $7,878, less applicable taxes and deductions. The amount described in this paragraph represents the excess of (1) $78,780, which is the amount of the medical, dental, and vision benefits that would have payable to you under Section 2.2 of the COC Agreement upon a Qualifying Termination, less (2) $70,902, which is the portion of the amount described in clause (1) that the Company and you have determined cannot be accelerated under Section 409A of the Code (the portion described in this clause (2), the “Post-Closing Benefits Severance Amount”).
Cash Severance (CAP Supplement): You shall receive a cash payment, within 10 days following the Closing Date, in an amount equal to $627,340.69 less applicable taxes and deductions. The amount described in this paragraph represents the excess of (1) $2,587,610.28, which is the amount set forth in Section 2.3(a) of the COC Agreement, less (2) $1,960,269.59 which is the balance of your Interpublic Capital Accumulation Plan (“CAP”) account (including any unvested balance) immediately before the Closing Date (the “CAP Balance”). For the avoidance of doubt, your CAP Balance is fully vested and non-forfeitable and you will remain entitled to receive the payments in accordance with the CAP upon your separation from service (within the meaning of Section 409A of the Code) with the Company and its subsidiaries for any reason. For the avoidance of doubt, the Company shall not be obligated to make any further credits or contributions to your CAP account following the Closing Date.
SEIP Bonus: You shall receive a cash payment, within 30 days following the Closing Date, in an amount equal to $3,000,000, less applicable taxes and deductions. The amount described in this paragraph represents the amount set forth in Section 4.1(b) of IPG’s Senior Executive Incentive Plan.
Equity Award Acceleration: Each IPG PSU and IPG Performance Cash Award (in each case, as defined in the Merger Agreement and as converted pursuant to the terms of Merger Agreement) shall become fully vested and non-forfeitable as of the Closing Date and shall be settled (along with any accrued dividends or distributions) in a cash lump sum within 10 days following the Closing Date. The award agreements governing the IPG PSUs and IPG Performance Cash Awards will be automatically canceled on the Closing.
Vesting/Forfeiture: The payments required to be made under the heading “Accelerated Payments” shall be fully vested and non-forfeitable as of the Closing. For the sake of clarity, except for tax withholdings described in the first paragraph of the section below entitled “Miscellaneous” or as required by applicable law, none of these payments may be reduced, delayed, recouped, recovered, conditioned, set off or forfeited for any reason.
Post-Closing Payments
Cash Severance: The Post-Closing Salary Severance Amount, the Post-Closing Bonus Severance Amount, the Post-Closing Benefits Severance Amount, and the CAP Balance shall be fully vested and non-forfeitable as of the Closing. You will be paid these amounts in a cash lump sum upon your separation from service (within the meaning of Section 409A of the Code) with the Company and its subsidiaries for any reason, subject to the Section 409A Provisions (defined below).
Equity Awards: Each IPG Stock Option, IPG Restricted Cash Award and IPG RSU (in each case, as defined in the Merger Agreement) held by you shall vest and be non-forfeitable as of the Closing Date and shall be assumed and/or converted as set forth in the Merger Agreement. Your IPG Stock Option will be exercisable following the Closing in accordance with its terms. Each IPG Restricted Cash Award and IPG RSU will be settled (along with any accrued Dividend Equivalents, as defined in The Interpublic

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Group of Companies, Inc. Amended and Restated 2019 Performance Incentive Plan) in a cash lump sum as soon as reasonably practicable (and within 30 days) following the first to occur of (i) the date such award would have vested in the ordinary course pursuant to its terms and (ii) your separation from service (within the meaning of Section 409A of the Code) with the Company and its subsidiaries for any reason, subject to the Section 409A Provisions. The award agreements governing the IPG Restricted Cash Awards and IPG RSUs will be automatically canceled on the Closing.
ESBA Top-Up Payment: You will remain entitled to receive the payments in accordance with the Executive Special Benefit Arrangement (the “ESBA”) upon your separation from service (within the meaning of Section 409A of the Code) with the Company and its subsidiaries. When the payments to you under the ESBA become payable to you at any time following the Closing Date, then, within 60 days following the date of your separation from service (within the meaning of Section 409A of the Code) with the Company and its subsidiaries, you shall receive an additional cash amount (less applicable taxes and deductions) equal to the excess (if any, and as reasonably calculated by the Company) of (i) the net present value (as of the Closing Date) of the amount that would have been paid to you under the ESBA if you had retired on the Closing Date over (ii) the net present value (as of the separation date) of the amount that actually becomes payable to you under the ESBA upon your separation from service.
Tax Withholding: The Company may, to the extent permitted by Section 409A of the Code (as determined by the Company), accelerate and pay (or cause to be paid), within 30 days following the Closing Date, all or a portion of the amounts otherwise payable under this section under the heading “Post-Closing Payments” (together, the “Post-Closing Payments”): (i) to the extent the Company determines the Company (or any of its affiliates) is required to pay the Federal Insurance Contributions Act taxes imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to the Post-Closing Payments (the “FICA Amount”) or state, local, or foreign tax obligations arising from such Post-Closing Payments (together, the “Other Taxes”) and (ii) to pay the additional income tax at source on wages under Section 3401 of the Code (or the corresponding withholding provisions of applicable state, local, or foreign tax laws) as a result of the payment of the FICA Amount or Other Taxes or attributable to the “pyramiding” of Section 3401 of the Code wages and taxes (or the corresponding withholding provisions of applicable state, local, or foreign tax laws). Such accelerated payment described herein shall be subject to the Section 409A Provisions below and shall reduce the Post-Closing Payments that are otherwise payable.
Vesting/Forfeiture: The Post-Closing Payments shall be fully vested and non-forfeitable as of the Closing. For the sake of clarity and except as set forth in “Tax Withholding” above or for tax withholdings described in the first paragraph of the section below entitled “Miscellaneous”, and except as required by applicable law, none of the Post-Closing Payments may be reduced, delayed (beyond the applicable time period required by Section 409A), recouped, recovered, conditioned, set off or forfeited for any reason.
Satisfaction of Obligations
You and IPG agree that the COC Agreement shall be terminated on the Closing Date, and that you shall not be entitled to receive any payments or benefits under the COC Agreement on or after the Closing Date, except as otherwise expressly set forth in this Agreement. Additionally, you acknowledge and agree that (i) you are not entitled to receive any payments in respect of the Interpublic Senior Executive Retirement Income Plan and (ii) all of the obligations under Section 4.8(c) of the COC Agreement have been satisfied in all respects.

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Miscellaneous
To the extent that any payment under this Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by you, your beneficiary, or any of your representatives. The Company and its affiliates may withhold (or cause to be withheld) from any amounts payable to you or on your behalf hereunder any or all federal, state, city, or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation. Regardless of the amount withheld or reported, you shall be solely responsible for paying all taxes (including any excise taxes) on any compensation (including imputed compensation) and other income provided or imputed to you or on your behalf, except the employer’s share of employment taxes. No provision of this Agreement shall be construed (a) to limit your responsibility under this paragraph, or (b) to transfer to or impose on the Company, or any of its or their affiliates any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Agreement.
The parties agree that Section 4.8(b) of the COC Agreement will apply to any dispute or controversy regarding this Agreement as if this Agreement was the COC Agreement for purposes of that provision.
No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that you are already entitled to receive under any compensation or benefit plan, program, or other arrangement maintained by the Company, or any of its affiliates.
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith and Article XII of the OMC Employment Agreement. Article XII of the OMC Employment Agreement (the “Section 409A Provisions”) is hereby incorporated by reference as if fully set forth herein, mutatis mutandis.
You acknowledge that you have sought independent legal counsel for advice regarding the effect of the provisions of this Agreement, and have obtained such advice of independent legal counsel.
This Agreement (together with the OMC Employment Agreement) sets forth the entire understanding between the Company and you concerning your payments in connection with the Closing and the Post-Closing Payments and, except as set forth in the Agreement, supersedes and cancels the Term Sheet, COC Agreement, the award agreements governing your IPG PSUs, IPG RSUs, IPG Performance Cash Awards and IPG Restricted Cash Awards, any severance policy, program and practice maintained by the Company, IPG or any of their respective affiliates, and any and all other previous agreements between you and the Company concerning any compensation, bonuses, or payments, provided that, for the avoidance of doubt, the terms of any Participation Agreement (as amended, restated and/or modified) under the CAP and the ESBA shall continue to be in full force and effect in accordance with their terms. Articles VIII, XIII, XIV, XV, and XVI and Section 17.02 of the OMC Employment Agreement are hereby incorporated by reference as if fully set forth herein, mutatis mutandis. Any amendment or modification to this Agreement shall be set forth in writing and signed by you and an authorized director or officer of the Company. This Agreement may be signed in counterparts, with signature pages electronically exchanged and copied to the other parties. Upon signing by all parties, this Agreement shall constitute one complete agreement.
[Signature Pages Follow]

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Sincerely,

Omnicom Group Inc.

By:
                        Name:
                        Title:

Agreed and Acknowledged:

Philippe Krakowsky

[Signature Page to Payment Letter]
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